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                                                                       EXHIBIT 8

                        LIST OF SIGNIFICANT SUBSIDIARIES

The following table lists the Registrant's significant subsidiaries, as defined in Rule 1-02(w) of Regulation S-X, as at December 31, 2003. The table includes the legal name of the subsidiary, its jurisdiction of incorporation and the name under which it does business. The table omits certain holding companies.

   COMPANY NAME           JURISDICTION OF           NAME UNDER WHICH IT IS
                           INCORPORATION                DOING BUSINESS

   CESKY MOBIL            Czech Republic                     Oskar
   a.s.

   MOBIFON S.A.               Romania                        Connex